Exhibit 99.1

NEWS RELEASE

GOODYEAR REPORTS SECOND QUARTER, FIRST HALF 2022 RESULTS

Net sales growth of 31% compared with the second quarter of 2021, over 15% growth excluding the Cooper Tire transaction

FOR IMMEDIATE RELEASE	Second quarter Goodyear net income of $166 million; adjusted net income of $131 million

• GLOBAL HEADQUARTERS: 200 INNOVATION WAY, AKRON, OHIO 44316-0001	Merger-adjusted segment operating income of $372 million, up 7% compared to the second quarter of 2021

Unit volume growth of 21%, including 7% in legacy business

• MEDIA WEBSITE: WWW.GOODYEARNEWSROOM.COM	Price/mix exceeded raw materials by more than $140 million

• MEDIA CONTACT: ED MARKEY 330.796.8801 EMARKEY@GOODYEAR.COM	Revenue per tire (excluding currency impact) up 14% versus second quarter of 2021

AKRON, Ohio, Aug. 5, 2022 – The Goodyear Tire & Rubber Company today reported results for the second quarter of 2022.

• ANALYST CONTACT: CHRISTIAN GADZINSKI 330.796.2750 CHRISTIAN_GADZINSKI@GOODYEAR.COM	“Our second quarter and first half sales were the highest in a decade, reflecting the recent addition of Cooper Tire, the benefit of strong pricing actions across many of our key markets, and volume growth,” said Richard J. Kramer, chairman, chief executive officer and president.

“With the increase in our top line, we continued to grow earnings despite elevated inflation and COVID-related disruptions in China. I am pleased with the agility and execution our teams demonstrated through the first half of the year.”

Goodyear’s second quarter 2022 sales were $5.2 billion, up 31% from a year ago. The increase was driven by the Cooper Tire merger, improvements in price/mix, higher volume, and increased sales from other tire-related businesses.

Tire unit volumes totaled 45.6 million, up 21% from the prior year’s period. Replacement and original equipment tire unit volume increased 23% and 17%, respectively, reflecting the addition of Cooper Tire unit volume and growth in our legacy business.

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Goodyear’s second quarter 2022 net income was $166 million (58 cents per share) compared to net income of $67 million (27 cents per share) a year ago. There were several significant items in the period, including, on a pre-tax basis, a one-time gain of $95 million on a sale and leaseback transaction related to retail properties in Americas and a gain of $14 million related to a tariff-rate change, partially offset by rationalization charges of $26 million and pension settlement charges of $18 million.

Second quarter 2022 adjusted net income was $131 million compared to adjusted net income of $79 million in the prior year’s quarter. Adjusted earnings per share were $0.46, compared to $0.32 in the prior year’s quarter. Per share amounts are diluted.

The company reported segment operating income of $364 million in the second quarter of 2022, up $65 million from a year ago. The company also reported merger-adjusted segment operating income of $372 million, which excludes certain costs triggered by the Cooper Tire merger, up $23 million from a year ago. The increase in segment operating income primarily reflects improvements in price/mix, the Cooper Tire merger (including the non-recurrence of other transaction-related items in the prior year) and the impact of higher volume. These factors were partly offset by higher raw material costs, inflationary cost pressures in wages, benefits, energy and transportation and the non-recurrence of a $69 million benefit in the prior year related to a Brazilian Supreme Court ruling with respect to indirect taxes.

Year-to-Date Results

Goodyear’s sales for the first six months of 2022 were $10.1 billion, a 35% increase from the 2021 period, primarily due to the Cooper Tire merger, improvements in price/mix, higher volume and increased sales from other tire-related businesses.

Tire unit volumes totaled 90.6 million, up 25% from 2021. Replacement tire shipments increased 29%. This growth included additional tire unit volume related to the Cooper Tire merger, which closed on June 7, 2021, the benefit of stronger industry demand and growth in our legacy business. Original equipment volume increased 13%, driven by higher vehicle production and new fitments.

Goodyear’s net income was $262 million (91 cents per share) compared to net income of $79 million (32 cents per share) in the prior year’s period. The first half of 2022 included several significant items, including, on a pre-tax basis, a one-time gain of $95 million on a sale and leaseback transaction related to retail properties in Americas and a gain of $14 million related to a tariff-rate change, partially offset by rationalization charges of $37 million and pension settlement charges of $18 million.

Goodyear’s adjusted net income for the first six months of 2022 was $236 million (83 cents per share), compared to adjusted net income of $184 million (76 cents per share) in the prior year’s period. Per share amounts are diluted.

The company reported segment operating income of $667 million for the first six months of 2022, up $142 million from a year ago. The company also reported merger-adjusted segment operating income of $683 million, which excludes certain costs triggered by the Cooper Tire merger, up $108 million from the prior year. The increase in segment operating income primarily reflects the impacts of improvements in price/mix, the Cooper Tire merger, including the non-recurrence of other transaction-related items in the prior year, and higher volume. These factors were partly offset by higher raw material costs as well as inflationary cost pressures in wages, benefits, energy and transportation.

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Reconciliation of Non-GAAP Financial Measures

See the note at the end of this release for further explanation and reconciliation tables for Total Segment Operating Income and Margin; Merger-Adjusted Segment Operating Income and Margin; Adjusted Net Income; and Adjusted Diluted Earnings per Share, reflecting the impact of certain significant items on the 2022 and 2021 periods.

Business Segment Results

Americas

	Second Quarter		Six Months
(in millions)	2022	2021	2022	2021
Tire Units	23.3	19.0	45.5	34.5
Net Sales	$3,147	$2,256	$6,062	$4,043
Segment Operating Income	293	233	509	347
Segment Operating Margin	9.3%	10.3%	8.4%	8.6%

Americas’ second quarter 2022 sales of $3.1 billion were nearly 40% higher than in 2021, driven by the Cooper Tire merger, improvements in price/mix, and increased sales from other tire-related businesses. Tire unit volume increased 22%. Replacement tire unit volume increased 24%, driven by the addition of Cooper Tire volume to the company’s reported results. Original equipment unit volume increased almost 13%, reflecting an improvement in vehicle production.

Second quarter 2022 segment operating income of $293 million was up $60 million from the prior year’s quarter. The increase was driven by improvements in price/mix and the Cooper Tire merger. These factors were partially offset by higher raw material costs, inflationary cost pressures and the non-recurrence of a $69 million benefit in the prior year related to a Brazilian Supreme Court ruling with respect to indirect taxes.

Europe, Middle East and Africa

	Second Quarter		Six Months
(in millions)	2022	2021	2022	2021
Tire Units	14.5	12.0	29.0	24.7
Net Sales	$1,497	$1,230	$2,923	$2,461
Segment Operating Income	52	43	111	117
Segment Operating Margin	3.5%	3.5%	3.8%	4.8%

Europe, Middle East and Africa’s second quarter 2022 sales increased 22% from last year to $1.5 billion, primarily due to improvements in price/mix, higher volume and the Cooper Tire merger. Tire unit volume increased 21%. Replacement tire unit volume rose 25% due to ongoing industry recovery from the pandemic. Original equipment unit volume increased 7%, reflecting improved vehicle production and share gains.

Second quarter 2022 segment operating income of $52 million was up $9 million from the prior year’s quarter, driven by improvements in price/mix and the impact of higher volume. These factors were partially offset by higher raw material costs and inflationary cost pressures.

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Asia Pacific

	Second Quarter		Six Months
(in millions)	2022	2021	2022	2021
Tire Units	7.8	6.5	16.1	13.3
Net Sales	$568	$493	$1,135	$986
Segment Operating Income	19	23	47	61
Segment Operating Margin	3.3%	4.7%	4.1%	6.2%

Asia Pacific’s second quarter 2022 sales increased 15% to $568 million, driven by higher volume, the Cooper Tire merger and improvements in price/mix. Tire unit volume increased 20% due to the addition of Cooper Tire’s units and growth in the consumer business outside of China. Replacement tire unit volume increased 10%. Original equipment unit volume increased 38% due to new fitments.

Second quarter 2022 segment operating income of $19 million was down $4 million from the prior year’s quarter, driven by higher raw material costs and inflationary cost pressures, partly offset by improvements in price/mix, higher volume and the Cooper Tire merger.

Rationalization Programs

During the quarter, the company approved a plan related to the integration of Cooper Tire aimed at reducing duplicative global administrative headcount and closing redundant Cooper Tire warehouse locations in Americas. The plan will result in approximately 490 job reductions. The program is in line with previously announced planned synergies, costs to achieve, and cash rationalization payment estimates.

Conference Call

Goodyear will hold an investor conference call at 8:30 a.m. EDT today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations website: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman, chief executive officer and president; Darren R. Wells, executive vice president and chief financial officer; and Christina L. Zamarro, vice president, finance and treasurer.

Investors, members of the media and other interested persons can access the conference call on the website or via telephone by calling either (877) 830-2596 or (785) 424-1744 before 8:25 a.m. EDT and providing the Conference ID “Goodyear.” A taped replay will be available by calling (888) 566-0179 or (402) 530-9316. The replay will also remain available on the website.

About Goodyear

Goodyear is one of the world’s largest tire companies. It employs about 72,000 people and manufactures its products in 57 facilities in 23 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

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Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to achieve the expected benefits of the Cooper Tire & Rubber Company acquisition; the impact on us of the COVID-19 pandemic; increases in the prices paid for raw materials and energy; inflationary cost pressures; delays or disruptions in our supply chain or the provision of services to us; changes in tariffs, trade agreements or trade restrictions; our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; a labor strike, work stoppage, labor shortage or other similar event; work stoppages, financial difficulties, labor shortages or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; foreign currency translation and transaction risks; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In millions, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
NET SALES	$5,212	$3,979	$10,120	$7,490
Cost of Goods Sold	4,172	3,078	8,138	5,829
Selling, Administrative and General Expense	717	658	1,405	1,222
Rationalizations	26	18	37	68
Interest Expense	110	97	214	176
Other (Income) Expense	(65)	30	(60)	64

Income before Income Taxes	252	98	386	131
United States and Foreign Tax Expense	82	27	120	42

Net Income	170	71	266	89
Less: Minority Shareholders’ Net Income	4	4	4	10

Goodyear Net Income	$166	$67	$262	$79

Goodyear Net Income - Per Share of Common Stock
Basic	$0.58	$0.27	$0.92	$0.33

Weighted Average Shares Outstanding	284	244	284	239
Diluted	$0.58	$0.27	$0.91	$0.32

Weighted Average Shares Outstanding	286	247	286	242

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	June 30,	December 31,
	2022	2021
Assets:
Current Assets:
Cash and Cash Equivalents	$1,248	$1,088
Accounts Receivable, less Allowance—$112 ($123 in 2021)	3,306	2,387
Inventories:
Raw Materials	1,119	958
Work in Process	208	191
Finished Products	3,062	2,445

	4,389	3,594
Prepaid Expenses and Other Current Assets	280	262

Total Current Assets	9,223	7,331
Goodwill	995	1,004
Intangible Assets	1,023	1,039
Deferred Income Taxes	1,512	1,596
Other Assets	1,099	1,106
Operating Lease Right-of-Use Assets	1,008	981
Property, Plant and Equipment, less Accumulated Depreciation – $11,045 ($11,130 in 2021)	8,041	8,345

Total Assets	$22,901	$21,402

Liabilities:
Current Liabilities:
Accounts Payable – Trade	$4,593	$4,148
Compensation and Benefits	657	689
Other Current Liabilities	830	822
Notes Payable and Overdrafts	519	406
Operating Lease Liabilities due Within One Year	206	204
Long Term Debt and Finance Leases due Within One Year	316	343

Total Current Liabilities	7,121	6,612
Operating Lease Liabilities	844	819
Long Term Debt and Finance Leases	7,569	6,648
Compensation and Benefits	1,293	1,445
Deferred Income Taxes	134	135
Other Long Term Liabilities	593	559

Total Liabilities	17,554	16,218
Commitments and Contingent Liabilities
Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 282 million in 2022 and 2021	282	282
Capital Surplus	3,114	3,107
Retained Earnings	5,835	5,573
Accumulated Other Comprehensive Loss	(4,057)	(3,963)

Goodyear Shareholders’ Equity	5,174	4,999
Minority Shareholders’ Equity – Nonredeemable	173	185

Total Shareholders’ Equity	5,347	5,184

Total Liabilities and Shareholders’ Equity	$22,901	$21,402

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Six Months Ended
	June 30,
	2022	2021
Cash Flows from Operating Activities:
Net Income	$266	$89
Adjustments to Reconcile Net Income to Cash Flows from Operating Activities:
Depreciation and Amortization	481	405
Amortization and Write-Off of Debt Issuance Costs	8	9
Amortization of Inventory Fair Value Adjustment Related to the Cooper Tire Acquisition	—	38
Transaction and Other Costs Related to the Cooper Tire Acquisition	—	55
Cash Payments for Transaction and Other Costs Related to the Cooper Tire Acquisition	(2)	(33)
Provision for Deferred Income Taxes	42	(66)
Net Pension Curtailments and Settlements	18	19
Net Rationalization Charges	37	68
Rationalization Payments	(59)	(123)
Net (Gains) Losses on Asset Sales	(98)	—
Operating Lease Expense	150	143
Operating Lease Payments	(139)	(133)
Pension Contributions and Direct Payments	(33)	(22)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	(1,024)	(545)
Inventories	(890)	(542)
Accounts Payable – Trade	672	547
Compensation and Benefits	(44)	90
Other Current Liabilities	21	(42)
Other Assets and Liabilities	61	(28)

Total Cash Flows from Operating Activities	(533)	(71)
Cash Flows from Investing Activities:
Acquisition of Cooper Tire, net of cash and restricted cash acquired	—	(1,856)
Capital Expenditures	(511)	(385)
Cash Proceeds from Sale and Leaseback Transaction	108	—
Asset Dispositions	24	—
Short Term Securities Acquired	(41)	(57)
Short Term Securities Redeemed	44	58
Notes Receivable	(24)	(7)
Other Transactions	(3)	14

Total Cash Flows from Investing Activities	(403)	(2,233)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	723	522
Short Term Debt and Overdrafts Paid	(579)	(446)
Long Term Debt Incurred	5,312	4,855
Long Term Debt Paid	(4,327)	(3,042)
Common Stock Issued	(5)	9
Transactions with Minority Interests in Subsidiaries	(1)	(5)
Debt Related Costs and Other Transactions	9	(73)

Total Cash Flows from Financing Activities	1,132	1,820
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	(33)	(6)

Net Change in Cash, Cash Equivalents and Restricted Cash	163	(490)
Cash, Cash Equivalents and Restricted Cash at Beginning of the Period	1,164	1,624

Cash, Cash Equivalents and Restricted Cash at End of the Period	$1,327	$1,134

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income and Margin, Merger-Adjusted Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted Earnings Per Share (EPS), which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income and Margin are useful because they represent the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes. The most directly comparable U.S. GAAP financial measure to Total Segment Operating Income is Goodyear Net Income and to Total Segment Operating Margin is Return on Sales (which is calculated by dividing Goodyear Net Income by Net Sales).

Merger-Adjusted Segment Operating Income is Total Segment Operating Income less the impact of the amortization of inventory step-up adjustments, the incremental amortization of intangible assets and other transaction-related items related to the Cooper Tire merger. Merger-Adjusted Segment Operating Margin is Merger-Adjusted Segment Operating Income divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Merger-Adjusted Segment Operating Income and Margin are useful because they allow investors to understand and evaluate the aggregate value of income created by the company’s SBUs in a manner that is more comparable to the performance of The Goodyear Tire & Rubber Company and Cooper Tire & Rubber Company in the periods before the merger by adjusting for certain expenses related to the Cooper Tire merger, including amortization of the Cooper Tire inventory step-up adjustments, incremental amortization of Cooper Tire intangible assets and other transaction-related items.

Adjusted Net Income is Goodyear Net Income as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted Earnings Per Share is the company’s Adjusted Net Income divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income and Adjusted Diluted Earnings Per Share are useful because they represent how management reviews the operating results of the company excluding the impacts of non-cash impairment charges, rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly titled measures reported by other companies.

See the tables below for reconciliations of historical Total Segment Operating Income and Margin, Merger-Adjusted Segment Operating Income and Margin, Adjusted Net Income and Adjusted Diluted Earnings Per Share to the most directly comparable U.S. GAAP financial measures.

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Merger-Adjusted Segment Operating Income and Margin, Segment Operating Income and Margin

Reconciliation Table

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Merger-Adjusted Segment Operating Income	$372	$349	$683	$575
Amortization of Cooper Tire Inventory Step-up	—	(40)	—	(40)
Other Transaction-related Items	—	(6)	—	(6)
Incremental Amortization of Cooper Tire Intangible Assets	(8)	(4)	(16)	(4)

Total Segment Operating Income	$364	$299	$667	$525
Rationalizations	(26)	(18)	(37)	(68)
Interest Expense	(110)	(97)	(214)	(176)
Other Income (Expense)	65	(30)	60	(64)
Corporate Incentive Compensation Plans	(21)	(24)	(40)	(33)
Retained Expenses of Divested Operations	(4)	(4)	(7)	(7)
Other	(16)	(28)	(43)	(46)

Income before Income Taxes	$252	$98	$386	$131
United States and Foreign Tax Expense	82	27	120	42
Less: Minority Shareholders’ Net Income	4	4	4	10

Goodyear Net Income	$166	$67	$262	$79

Net Sales	$5,212	$3,979	$10,120	$7,490
Return on Net Sales	3.2%	1.7%	2.6%	1.1%
Total Segment Operating Margin	7.0%	7.5%	6.6%	7.0%
Merger-Adjusted Segment Operating Margin	7.1%	8.8%	6.7%	7.7%

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Adjusted Net Income and Adjusted Diluted Earnings per Share

Reconciliation Tables

Second Quarter 2022 (In millions, except EPS)	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
As Reported	$252	$82	$4	$166	286	$0.58
Significant Items:
Rationalizations, Asset Write-offs and Accelerated Depreciation Charges	26	6		20		0.07
Pension Settlement Charges	18	5		13		0.05
Indirect Tax Settlements and Discrete Tax Items	(14)	(17)		3		0.01
Asset Sales	(95)	(24)		(71)		(0.25)

	(65)	(30)	—	(35)		(0.12)

As Adjusted	$187	$52	$4	$131	286	$0.46

Second Quarter 2021 (In millions, except EPS)	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
As Reported	$98	$27	$4	$67	247	$0.27
Significant Items:
Acquisition Related Transaction and Other Costs	48	9		39		0.16
Amortization of Acquisition Related Inventory Fair Value Adjustment	38	9		29		0.12
Americas Winter Storm Impact	27	5		22		0.09
Pension Settlement Charges	19	5		14		0.06
Rationalizations, Asset Write-offs and Accelerated Depreciation Charges	18	2		16		0.06
Colombia National Strike	4			4		0.02
Debt Redemption Charges	5	1		4		0.01
Americas Accrued Freight Adjustment	(8)	(2)		(6)		(0.02)
Indirect Tax Settlements and Discrete Tax Items	(117)	(7)		(110)		(0.45)

	34	22	—	12		0.05

As Adjusted	$132	$49	$4	$79	247	$0.32

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First Six Months 2022 (In millions, except EPS)	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
As Reported	$386	$120	$4	$262	286	$0.91
Significant Items:
Rationalizations, Asset Write-offs and Accelerated Depreciation Charges	37	8		29		0.10
Pension Settlement Charges	18	5		13		0.05
Indirect Tax Settlements and Discrete Tax Items	(14)	(21)		7		0.03
Asset Sales	(98)	(23)		(75)		(0.26)

	(57)	(31)	—	(26)		(0.08)

As Adjusted	$329	$89	$4	$236	286	$0.83

First Six Months 2021 (In millions, except EPS)	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS
As Reported	$131	$42	$10	$79	242	$0.32
Significant Items:
Rationalizations, Asset Write-offs and Accelerated Depreciation Charges	68	7		61		0.25
Acquisition Related Transaction and Other Costs	55	10		45		0.19
Americas Winter Storm Impact	50	10		40		0.16
Amortization of Acquisition Related Inventory Fair Value Adjustment	38	9		29		0.12
Inventory, Accrued Freight & Other Adjustments	13			13		0.06
Pension Settlement Charges	19	5		14		0.06
Colombia National Strike	4			4		0.02
Debt Redemption Charges	5	1		4		0.01
Indirect Tax Settlements and Discrete Tax Items	(114)	(9)		(105)		(0.43)

	138	33	—	105		0.44

As Adjusted	$269	$75	$10	$184	242	$0.76

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